Exhibit (e)(6)(ii)
NEUBERGER BERMAN EQUITY FUNDS
INSTITUTIONAL CLASS
DISTRIBUTION AGREEMENT
SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Dividend Growth Fund
Neuberger Berman Emerging Markets Equity Fund
Neuberger Berman Equity Income Fund
Neuberger Berman Focus Fund
Neuberger Berman Global Real Estate Fund
Neuberger Berman Greater China Equity Fund
Neuberger Berman Guardian Fund
Neuberger Berman Integrated Large Cap Fund
Neuberger Berman International Equity Fund
Neuberger Berman International Select Fund
Neuberger Berman International Small Cap Fund
Neuberger Berman Intrinsic Value Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Mid Cap Growth Fund
Neuberger Berman Mid Cap Intrinsic Value Fund
Neuberger Berman Multi-Cap Opportunities Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Small Cap Growth Fund
Neuberger Berman Sustainable Equity Fund
 Neuberger Berman U.S. Equity Impact Fund

Date: March 3, 2021